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                                                                   EXHIBIT 23.2

                          CONSENT OF ERNST & YOUNG LLP


We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-____), dated May __, 2001, pertaining to the Option Assumption Agreement between Main Street Banks, Inc. and the Option Holders in the Walton Bank and Trust Company 1990 Key Employee Incentive Stock Option Plan of our report dated January 25, 2001, with respect to the consolidated financial statements of Main Street Banks, Inc. and Subsidiaries included in the Annual Report (Form 10-K) for the year ended December 31, 2000, filed with the Securities and Exchange Commission.


                                               /s/ Ernst & Young LLP


Atlanta, Georgia
May 8, 2001


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